Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this amendment No. 5 to the Registration Statement on Form S-1 of our report dated March 10, 2014, relating to the financial statements of Committed Capital Acquisition Corporation II as of December 31, 2013 and 2012 and for each of the years in the two year period ended December 31, 2013 and for the periods from May 18, 2011 (date of incorporation) to December 31, 2013 and May 18, 2011 (date of incorporation) to December 31, 2012. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Rothstein Kass

Roseland, New Jersey

March 28, 2014